October 28, 2026 Constellium Reports Strong Third Quarter 2026 Results; Raises Full Year 2026 Guidance Paris - Constellium SE (NYSE: CSTM) ("Constellium" or the "Company") today reported results  for the third quarter and the nine months ended September 30, 2026. Third quarter 2026 highlights: • Shipments of 368 thousand metric tons, down 1% compared to Q3 2025 • Revenue of $2.6 billion, up 22% compared to Q3 2025  • Net income of $119 million compared to net income of $88 million in Q3 2025  • Adjusted EBITDA of $276 million > Includes negative non-cash metal price lag impact of $4 million • Segment Adjusted EBITDA of $102 million at A&T, $162 million at P&ARP and $21  million at AS&I, partially offset by corporate costs of $(5) million, together representing a  new third quarter record for the Company • Cash from Operations of $186 million and Free Cash Flow of $128 million • Returned $30 million to shareholders through the share repurchase program Nine months ended September 30, 2026 highlights:      • Shipments of 1.1 million metric tons, down 1% compared to YTD 2025 • Revenue of $7.8 billion, up 26% compared to YTD 2025 • Net income of $463 million compared to net income of $162 million in YTD 2025  • Adjusted EBITDA of $1.1 billion > Includes positive non-cash metal price lag impact of $222 million • Segment Adjusted EBITDA of $340 million at A&T, $478 million at P&ARP and $71  million at AS&I, partially offset by corporate costs of $(37) million, together representing  a record first nine months for the Company • Cash from Operations of $420 million and Free Cash Flow of $223 million • Returned $78 million to shareholders through the share repurchase program • Leverage of 1.6x at September 30, 2026 Media Contacts Investor Relations Communications Jason Hershiser Delphine Dahan-Kocher Phone: +1 443 988-0600 Phone: +1 443 420 7860 investor-relations@constellium.com delphine.dahan-kocher@constellium.com 1

“Constellium delivered another strong quarter, including record third quarter Adjusted EBITDA,  despite the ongoing uncertainties on the macroeconomic and geopolitical fronts,” said Ingrid  Joerg, Constellium’s Chief Executive Officer. “We achieved strong financial performance across  all of our operating segments again this quarter, including record third quarter Segment Adjusted  EBITDA at both our A&T and P&ARP segments. During the quarter, we benefited from strong  operational focus, cost control and improved market dynamics, including an improved  aerospace and transportation, industry and defense (TID) environment, supply shortages of  automotive rolled products in North America, and strong recycling performance in both North  America and Europe. We generated Free Cash Flow of $128 million in the third quarter, and  during the quarter we returned $30 million to shareholders through the repurchase of 1.0 million  ordinary shares. As a reminder, in July we completed a $100 million partial redemption of the  5.625% Senior Notes due June 2028. We ended the quarter with leverage at 1.6x, near the low  end of our target leverage range of 1.5x to 2.5x.” Ms. Joerg continued, "Even though the current landscape remains volatile, we have a strong  track record of navigating and executing in any environment. Based on our current outlook, we  are raising our guidance for 2026 and now expect Adjusted EBITDA in the range of $1.03 billion  to $1.06 billion, excluding the non-cash impact of metal price lag, and Free Cash Flow in excess  of $300 million. Looking ahead, we like our end market position and we are optimistic about our  prospects, which include harvesting the benefits from our previously announced return-seeking  investments and capturing future market opportunities. Our focus remains on executing our  strategy, driving operational performance, controlling cost, maintaining commercial and capital  discipline, generating Free Cash Flow and increasing shareholder value.” 2

Group Summary

	Q3 2026	Q3 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	368	373	(1)%	1,120	1,130	(1)%
Revenue ($ millions)	2,639	2,166	22%	7,848	6,248	26%
Net income ($ millions)	119	88	35%	463	162	186%
Adjusted EBITDA ($ millions)	276	235	17%	1,074	566	90%
Metal price lag (non-cash) ($ millions)	(4)	39	n.m.	222	59	n.m.

The difference between the sum of reported segment revenue and total group revenue includes revenue from certain non-core activities and inter-segment eliminations. The difference between the sum of reported Segment Adjusted EBITDA and the Group Adjusted EBITDA is related to Holdings and Corporate and the non-cash impact of metal price lag.

For the third quarter of 2026, the Company had shipments of 368 thousand metric tons, a decrease of 1% compared to the third quarter of 2025 due to lower shipments in the P&ARP and AS&I segments, partially offset by higher shipments in the A&T segment. Revenue was $2.6 billion, an increase of 22% compared to the third quarter of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments. Net income of $119 million reflected an increase of $31 million compared to net income of $88 million in the third quarter of 2025. Adjusted EBITDA was $276 million, an increase of $41 million compared to Adjusted EBITDA of $235 million in the third quarter of 2025 due to stronger results in our A&T and P&ARP segments and lower corporate costs, partially offset by weaker results in our AS&I segment, an unfavorable change in the non-cash metal price lag impact, and unfavorable foreign exchange translation.

For the first nine months of 2026, the Company had shipments of 1.1 million metric tons, a decrease of 1% compared to the first nine months of 2025 due to lower shipments in the P&ARP and AS&I segments, partially offset by higher shipments in the A&T segment. Revenue was $7.8 billion, an increase of 26% compared to the first nine months of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments. Net income of $463 million reflected an increase of $301 million compared to net income of $162 million in the first nine months of 2025. Adjusted EBITDA was $1.1 billion, an increase of $508 million compared to the first nine months of 2025 due to stronger results in each of our operating segments, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation, partially offset by higher corporate costs.

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Results by Segment

Aerospace & Transportation (A&T)

	Q3 2026	Q3 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	59	50	18%	184	154	19%
Revenue ($ millions)	664	481	38%	1,954	1,441	36%
Segment Adjusted EBITDA ($ millions)	102	90	13%	340	256	33%
Segment Adjusted EBITDA per metric ton ($)	1,724	1,796	(4)%	1,845	1,662	11%

For the third quarter of 2026, Segment Adjusted EBITDA was $102 million, an increase of 13% compared to the third quarter of 2025 primarily due to higher shipments and favorable price and mix, partially offset by higher operating costs given higher activity levels and unfavorable foreign exchange translation. Shipments of 59 thousand metric tons reflected an increase of 18% compared to the third quarter of 2025 due to higher shipments of aerospace and TID rolled products, which benefited from an improved market environment. Revenue was $664 million, an increase of 38% compared to the third quarter of 2025 due to higher shipments and higher revenue per ton, including higher metal prices.

For the first nine months of 2026, Segment Adjusted EBITDA was $340 million, an increase of 33% compared to the first nine months of 2025 primarily due to higher shipments, favorable price and mix, and favorable foreign exchange translation, partially offset by higher operating costs given higher activity levels. Shipments of 184 thousand metric tons reflected an increase of 19% compared to the first nine months of 2025 due to higher shipments of aerospace and TID rolled products, which benefited from an improved market environment. TID also benefited from supply shortages of automotive rolled products in North America. Revenue was $2.0 billion, an increase of 36% compared to the first nine months of 2025 due to higher shipments and higher revenue per ton, including higher metal prices.

Packaging & Automotive Rolled Products (P&ARP)

	Q3 2026	Q3 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	266	275	(3)%	793	820	(3)%
Revenue ($ millions)	1,625	1,307	24%	4,782	3,729	28%
Segment Adjusted EBITDA ($ millions)	162	82	98%	478	217	120%
Segment Adjusted EBITDA per metric ton ($)	608	298	104%	603	265	128%

For the third quarter of 2026, Segment Adjusted EBITDA was $162 million, an increase of 98% compared to the third quarter of 2025 primarily due to favorable price and mix and favorable metal costs at both Muscle Shoals and Neuf-Brisach, including the continued ramp up of our recycling center in France, partially offset by lower shipments. Shipments of 266 thousand

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metric tons reflected a decrease of 3% compared to the third quarter of 2025 due to lower shipments of packaging rolled products, partially offset by higher shipments of automotive rolled products, which benefited from supply shortages in North America. Revenue was $1.6 billion, an increase of 24% compared to the third quarter of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

For the first nine months of 2026, Segment Adjusted EBITDA was $478 million, an increase of 120% compared to the first nine months of 2025 primarily due to favorable price and mix, favorable metal costs at both Muscle Shoals and Neuf-Brisach, including the continued ramp up of our recycling center in France, and favorable foreign exchange translation, partially offset by lower shipments. Shipments of 793 thousand metric tons reflected a decrease of 3% compared to the first nine months of 2025 mainly due to lower shipments of packaging rolled products, partially offset by higher shipments of automotive rolled products, which benefited from supply shortages in North America. Revenue was $4.8 billion, an increase of 28% compared to the first nine months of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

Automotive Structures & Industry (AS&I)

	Q3 2026	Q3 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	46	48	(4)%	151	155	(3)%
Revenue ($ millions)	402	409	(2)%	1,275	1,211	5%
Segment Adjusted EBITDA ($ millions)	21	33	(36)%	71	67	6%
Segment Adjusted EBITDA per metric ton ($)	454	683	(34)%	470	431	9%

For the third quarter of 2026, Segment Adjusted EBITDA was $21 million, a decrease of 36% compared to the third quarter of 2025 primarily due to lower shipments and unfavorable price and mix primarily driven by net customer compensation for underperformance of an automotive program received in the third quarter of 2025, partially offset by lower operating costs. Shipments of 46 thousand metric tons reflected a decrease of 4% compared to the third quarter of 2025 due to lower shipments of both automotive and other extruded products. Revenue was $402 million, a decrease of 2% compared to the third quarter of 2025 due to lower shipments, partially offset by higher revenue per ton, including higher metal prices.

For the first nine months of 2026, Segment Adjusted EBITDA was $71 million, an increase of 6% compared to the first nine months of 2025 primarily due to lower operating costs and favorable foreign exchange translation, partially offset by lower shipments and unfavorable price and mix primarily driven by net customer compensation for underperformance of an automotive program received in the third quarter of 2025. Shipments of 151 thousand metric tons reflected a decrease of 3% compared to the first nine months of 2025 due to lower shipments of both automotive and other extruded products. Revenue was $1.3 billion, an increase of 5% compared to the first nine months of 2025 primarily due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

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The following table reconciles the total of our segments' measures of profitability to the group's net income:

(in millions of U.S. dollars)	Three months ended September 30, 2026	Three months ended September 30, 2025	Nine months ended September 30, 2026	Nine months ended September 30, 2025
A&T	102	90	340	256
P&ARP	162	82	478	217
AS&I	21	33	71	67
Holdings and Corporate(1)	(5)	(9)	(37)	(32)
Segment Adjusted EBITDA	**280**	**196**	**852**	**507**
Metal price lag	(4)	39	222	59
Adjusted EBITDA	**276**	**235**	**1,074**	**566**
Other adjustments	(89)	(82)	(345)	(239)
Finance costs - net	(27)	(27)	(83)	(83)
Income before tax	**160**	**126**	**646**	**244**
Income tax expense	(41)	(38)	(183)	(82)
Net income	**119**	**88**	**463**	**162**

(1) Holdings and Corporate primarily reflects incidental revenues and unallocated corporate activities.

Reconciling items excluded from our Segment Adjusted EBITDA include the following:

Metal price lag

Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

For the third quarter of 2026, metal price lag was negative, which reflects prices for primary aluminum decreasing during the period. For the third quarter of 2025 and the first nine months of both 2026 and 2025, metal price lag was positive, which reflects prices for primary aluminum increasing during the periods.

Other adjustments are detailed in the Reconciliation of net income to Adjusted EBITDA Table on page 16.

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Net Income For the third quarter of 2026, net income of $119 million compares to net income of $88 million  in the third quarter of the prior year. The increase in net income is primarily related to higher  gross profit (revenue less cost of sales, excluding depreciation and amortization), partially offset  by unfavorable changes in other gains and losses. For the first nine months of 2026, net income of $463 million compares to net income of $162  million in the first nine months of the prior year. The increase in net income is primarily related to  higher gross profit (revenue less cost of sales, excluding depreciation and amortization) and  favorable changes in other gains and losses, partially offset by higher selling and administrative  expenses and higher income tax expense. Cash Flow Cash flows from operating activities were $420 million for the first nine months of 2026  compared to cash flows from operating activities of $271 million in the first nine months of the  prior year. Free Cash Flow was $223 million in the first nine months of 2026 compared to $68 million in the  first nine months of the prior year. The increase in Free Cash Flow was primarily due to higher  Segment Adjusted EBITDA, partially offset by an unfavorable change in working capital.  Cash flows used in investing activities were $195 million for the first nine months of 2026  compared to cash flows used in investing activities of $200 million in the first nine months of the  prior year. Cash flows used in financing activities were $184 million for the first nine months of 2026  compared to cash flows used in financing activities of $103 million in the first nine months of the  prior year. During the first nine months of 2026, the Company repurchased 2.8 million ordinary  shares of the Company for $78 million and redeemed $100 million out of the $325 million  outstanding aggregate principal amount of its 5.625% Senior Notes due June 2028. During the  first nine months of 2025, the Company repurchased 6.5 million ordinary shares of the Company  for $75 million. Liquidity and Net Debt Liquidity at September 30, 2026 was $992 million, comprised of $158 million of cash and cash  equivalents and $834 million available under our committed lending facilities and factoring  arrangements. Total debt was $1,817 million at September 30, 2026, compared to $1,944 million at December  31, 2025. Net debt was $1,658 million at September 30, 2026, compared to $1,824 million at  December 31, 2025. As a reminder, in July the Company completed a $100 million partial redemption of the 5.625%  Senior Notes due June 2028, leaving $225 million aggregate principal amount outstanding. 7

Outlook Based on our current outlook, we are raising our guidance for 2026 and now expect Adjusted  EBITDA in the range of $1.03 billion to $1.06 billion, excluding the non-cash impact of metal  price lag, and Free Cash Flow in excess of $300 million.  We are not able to provide a reconciliation of this Adjusted EBITDA guidance to net income, the comparable GAAP measure, because certain items that are excluded from Adjusted EBITDA cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, metal price lag, impairment or restructuring charges, or taxes without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income in the future. Recent Developments On October 22, 2026, the Pan-U.S. ABL was amended to, among other things, increase the  available commitments from $550 million to $700 million and extend the maturity to October 22,  2031. 8

Forward-looking statements Certain statements contained in this press release constitute forward-looking statements within  the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains  “forward-looking statements” with respect to our business, results of operations and financial  condition, including, among others, statements regarding anticipated macroeconomic, end- market and industry environments, our areas of execution focus, and earnings guidance. You  can identify forward-looking statements because they contain words such as, but not limited to,  “anticipates,” “approximately,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,”  “likely,” “may,” “plans,” “should,” “targets,” “will,” “would,” and similar expressions (or the negative  of these terminologies or expressions). All forward-looking statements involve risks and  uncertainties and are based on underlying assumptions that may prove incorrect. Many risks  and uncertainties are inherent in our industry and markets, while others are more specific to our  business and operations. These risks and uncertainties include, but are not limited to: market  competition; global or regional economic downturns or industry specific conditions, including the  impacts of tax and tariff programs, inflation, foreign currency exchange, and industry  consolidation; disruption to business operations; natural disasters including severe flooding and  other weather-related events; geopolitical tensions and conflicts, including the ongoing conflict  between Russia and Ukraine and the ongoing conflict involving the United States, Israel and  Iran; the inability to meet customer demand and quality requirements; the loss of key customers,  suppliers or other business relationships; supply disruptions; excessive inflation; the capacity  and effectiveness of our hedging policy activities; the loss of key employees; levels of  indebtedness which could limit our operating flexibility and opportunities; and other risk factors  set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, and as described  from time to time in subsequent reports filed with the U.S. Securities and Exchange  Commission. The occurrence of the events described and the achievement of the expected  results depend on many events, some or all of which are not predictable or within our control.  Consequently, actual results may differ materially from the forward-looking statements contained  in this press release. We undertake no obligation to update or revise any forward-looking  statement as a result of new information, future events or otherwise, except as required by law. About Constellium Constellium (NYSE: CSTM) is a global sector leader that develops innovative, value-added  aluminum products for a broad scope of markets and applications, including aerospace,  packaging and automotive. Constellium generated $8.4 billion of revenue in 2025. Constellium’s earnings materials for the third quarter and the nine months ended September 30,  2026 are also available on the company’s website (www.constellium.com). 9

Non-GAAP measures In addition to the results reported in accordance with United States Generally Accepted  Accounting Principles (“U.S. GAAP”), this press release includes information regarding certain  financial measures which are not prepared in accordance with U.S. GAAP (“non-GAAP  measures”). The non-GAAP measures used in this press release are: Adjusted EBITDA, Free  Cash Flow and Net debt. Reconciliations to the most directly comparable U.S. GAAP financial  measures are presented in the schedules to this press release. We believe these non-GAAP  measures are important supplemental measures of our operating and financial performance. By  providing these measures, together with the reconciliations, we believe we are enhancing  investors’ understanding of our business, our results of operations and our financial position, as  well as assisting investors in evaluating the extent to which we are executing our strategic  initiatives. However, these non-GAAP financial measures supplement our U.S. GAAP  disclosures and should not be considered an alternative to the U.S. GAAP measures and may  not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of  financial condition, liquidity or profitability and should not be considered as an alternative to  profit or loss for the period, revenues or operating cash flows determined in accordance with  U.S. GAAP. The most directly comparable U.S. GAAP measure to Adjusted EBITDA is our net  income or loss for the relevant period.  Adjusted EBITDA is defined as income / (loss) from continuing operations before income taxes,  results from joint ventures, net finance costs, other expenses and depreciation and amortization  as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on  derivatives and on foreign exchange differences on transactions which do not qualify for hedge  accounting, share based compensation expense, non-operating gains / (losses) on pension and  other post-employment benefits, factoring expenses, effects of certain purchase accounting  adjustments, start-up and development costs or acquisition, integration and separation costs,  certain incremental costs and other exceptional, unusual or generally non-recurring items. We believe Adjusted EBITDA is useful to investors as it illustrates the underlying performance of  continuing operations by excluding certain non-recurring and non-operating items. We believe  that Adjusted EBITDA is frequently used by securities analysts, investors and other stakeholders  in their evaluation of the Company’s performance. Free Cash Flow is defined as net cash flow from operating activities, less capital expenditures,  net of property, plant and equipment inflows. Management believes that Free Cash Flow is a  useful measure of the net cash flow generated or used by the business as it takes into account  both the cash generated or consumed by operating activities, including working capital, and the  capital expenditure requirements of the business. However, Free Cash Flow is not a  presentation made in accordance with U.S. GAAP and should not be considered as an  alternative to operating cash flows determined in accordance with U.S. GAAP. Free Cash Flow  has certain inherent limitations, including the fact that it does not represent residual cash flows  available for discretionary spending, notably because it does not reflect principal repayments  required in connection with our debt or capital lease obligations. 10

Net debt is defined as debt plus or minus the fair value of cross currency basis swaps net of  margin calls less cash and cash equivalents and cash pledged for the issuance of guarantees.  Management believes that Net debt is a useful measure of indebtedness because it takes into  account the cash and cash equivalent balances held by the Company as well as the total  external debt of the Company. Net debt is not a presentation made in accordance with U.S.  GAAP and should not be considered as an alternative to debt determined in accordance with  U.S. GAAP. Leverage is defined as Net debt divided by last twelve months Segment Adjusted  EBITDA, which excludes the non-cash impact of metal price lag.  11

CONSOLIDATED INCOME STATEMENT (unaudited) Three months ended September 30, Nine months ended September 30, (in millions of U.S. dollars) 2026 2025 2026 2025 Revenue   2,639    2,166    7,848    6,248  Cost of sales (excluding depreciation and  amortization)   (2,272)    (1,852)    (6,581)    (5,408)  Depreciation and amortization   (82)    (84)    (249)    (244)  Selling and administrative expenses   (84)    (85)    (282)    (251)  Research and development expenses   (12)    (12)    (39)    (37)  Other gains and losses – net   (2)    20    32    19  Finance costs – net   (27)    (27)    (83)    (83)  Income before tax 160 126 646 244 Income tax expense   (41)    (38)    (183)    (82)  Net income 119 88 463 162 Attributable to: Equity holders of Constellium SE   117    88    462    161  Non-controlling interests   2    —    1    1  Net income 119 88 463 162 Earnings per share attributable to the  equity holders of Constellium SE (in  dollars)  Basic   0.87    0.63    3.41    1.14  Diluted   0.84    0.62    3.31    1.13  Weighted average number of shares  (in thousands) Basic 134,875 138,669 135,378 140,655 Diluted 138,987 140,525 139,741 142,280 12

CONSOLIDATED BALANCE SHEETS (unaudited) (in millions of U.S. dollars) except share data and as otherwise stated At September 30, 2026 At December 31, 2025 Assets Current assets Cash and cash equivalents   158    120  Trade receivables and other, net   1,003    723  Inventories   1,905    1,407  Fair value of derivative instruments and other financial assets   42    72  Total current assets 3,108 2,322 Non-current assets Property, plant and equipment, net   2,461    2,585  Goodwill   47    47  Intangible assets, net   79    88  Deferred tax assets   124    270  Trade receivables and other, net   35    31  Fair value of derivative instruments   1    11  Total non-current assets 2,747 3,032 Total assets 5,855 5,354 Liabilities Current liabilities Trade payables and other    1,943    1,674  Current portion of long-term debt   39    39  Fair value of derivative instruments   39    18  Income tax payable   29    18  Pension and other benefit obligations   23    24  Provisions   23    25  Total current liabilities 2,096 1,798 Non-current liabilities Trade payables and other    161    163  Long-term debt   1,778    1,905  Fair value of derivative instruments   13    3  Pension and other benefit obligations   318    338  Provisions   90    106  Deferred tax liabilities   58    70  Total non-current liabilities 2,418 2,585 Total liabilities 4,514 4,383 Commitments and contingencies Shareholders' equity Ordinary shares, par value €0.02, 140,819,884 and 146,819,884 shares issued at  September 30, 2026 and at December 31, 2025, respectively; 134,536,604 and  135,424,702 shares outstanding at September 30, 2026 and at December 31, 2025,  respectively   4    4  Additional paid in capital   623    693  Accumulated other comprehensive income   28    54  Retained earnings   790    354  Treasury shares 6,283,280 at September 30, 2026 and 11,395,182 at December 31,  2025   (111)    (153)  Equity attributable to equity holders of Constellium SE 1,334 952 Non-controlling interests   7    19  Total equity 1,341 971 Total equity and liabilities 5,855 5,354 13

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) Three months ended September 30, Nine months ended September 30, (in millions of U.S. dollars) 2026 2025 2026 2025 Net income   119    88    463    162  Adjustments Depreciation and amortization   82    84    249    244  Impairment of assets   —    —    3    —  Pension and other long-term benefits   3    3    10    7  Finance costs - net   27    27    83    83  Income tax expense    41    38    183    82  Unrealized (gains) /losses on derivatives -  net and from remeasurement of monetary  assets and liabilities - net   (4)    (14)    55    (38)  Losses on disposal   —    —    1    1  Other - net   16    14    48    36  Changes in working capital Inventories   (32)    (44)    (527)    (109)  Trade receivables    151    (19)    (267)    (280)  Trade payables    (170)    (20)    310    221  Other   20    2    (4)    7  Change in provisions   (2)    1    (15)    (1)  Pension and other long-term benefits paid   (15)    (19)    (40)    (44)  Interest paid   (29)    (30)    (79)    (83)  Income tax paid   (21)    (12)    (53)    (17)  Net cash flows from operating activities 186 99 420 271 Purchases of property, plant and equipment   (61)    (75)    (210)    (221)  Property, plant and equipment inflows   3    6    13    18  Collection of deferred purchase price receivable   —    —    —    2  Proceeds from disposals, net of cash   —    —    2    —  Other investing activities   —    —    —    1  Net cash flows used in investing activities (58) (69) (195) (200) Repurchase of ordinary shares   (30)    (25)    (78)    (75)  Repayments of long-term debt   (104)    (2)    (106)    (5)  Net change in revolving credit facilities and  short-term debt   2    (11)    6    17  Finance lease repayments   (2)    (2)    (6)    (5)  Transactions with non-controlling interests   (3)    (3)    (9)    (7)  Other financing activities   4    2    9    (28)  Net cash flows used in financing activities (133) (41) (184) (103) Net (decrease) / increase in cash and cash equivalents (6) (11) 41 (32) Cash and cash equivalents - beginning of the period 163 133 120 141 Net (decrease) / increase in cash and cash  equivalents   (6)    (11)    41    (32)  Effect of exchange rate changes on cash and  cash equivalents   —    —    (3)    13  Cash and cash equivalents - end of period 158 122 158 122 14

SEGMENT ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	2026	2025	2026	2025
A&T	102	90	340	256
P&ARP	162	82	478	217
AS&I	21	33	71	67

SHIPMENTS AND REVENUE BY PRODUCT LINE

	Three months ended September 30,		Nine months ended September 30,	
(in k metric tons)	2026	2025	2026	2025
Aerospace rolled products	23	21	75	67
Transportation, industry, defense and other rolled products	36	29	109	88
Packaging rolled products	201	215	584	631
Automotive rolled products	61	56	196	175
Specialty and other thin-rolled products	4	4	13	14
Automotive extruded products	26	27	85	88
Other extruded products	20	21	66	68
Other and inter-segment eliminations	(3)	—	(9)	(1)
Total shipments	**368**	**373**	**1,120**	**1,130**

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	2026	2025	2026	2025
Aerospace rolled products	330	265	1,008	798
Transportation, industry, defense and other rolled products	335	216	945	643
Packaging rolled products	1,186	984	3,421	2,764
Automotive rolled products	409	298	1,269	883
Specialty and other thin-rolled products	31	26	92	81
Automotive extruded products	241	259	769	742
Other extruded products	161	150	506	470
Other and inter-segment eliminations	(53)	(31)	(163)	(133)
Total Revenue by product line	**2,639**	**2,166**	**7,848**	**6,248**

Amounts may not sum due to rounding.

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NON-GAAP MEASURES

Reconciliation of net income to Adjusted EBITDA (a non-GAAP measure)

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	2026	2025	2026	2025
Net income	**119**	**88**	**463**	**162**
Income tax expense	41	38	183	82
Income before tax	**160**	**126**	**646**	**244**
Finance costs – net	27	27	83	83
Expenses on factoring arrangements	6	5	15	16
Depreciation and amortization	82	84	249	244
Impairment of assets	—	—	3	—
Restructuring costs	—	1	5	3
Unrealized (gains) / losses on derivatives	(5)	(13)	55	(34)
Unrealized exchange gains from the remeasurement of monetary assets and liabilities – net	—	(1)	(1)	(1)
Pension and other post-employment benefits - non-operating gains	(3)	(3)	(10)	(10)
Share based compensation	8	7	27	20
Losses / (gains) on disposal	—	—	1	1
Other (A)	1	2	1	—
Adjusted EBITDA[1]	**276**	**235**	**1,074**	**566**
of which Metal price lag (B)	*(4)*	*39*	*222*	*59*

[1]Adjusted EBITDA includes the non-cash impact of metal price lag.

(A) For the nine months ended September 30, 2025, Other mainly includes $9 million of insurance proceeds and $8 million of clean-up costs related to the flooding of our facilities in Valais (Switzerland).

(B) Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

Constellium

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Reconciliation of net cash flows from operating activities to Free Cash Flow (a non-GAAP measure) Three months ended September 30, Nine months ended September 30, (in millions of U.S. dollars) 2026 2025 2026 2025 Net cash flows from operating activities 186 99 420 271 Purchases of property, plant and  equipment   (61)    (75)    (210)    (221)  Property, plant and equipment inflows   3    6    13    18  Free Cash Flow 128 30 223 68 Reconciliation of Total debt to Net debt (a non-GAAP measure) (in millions of U.S. dollars) At September 30, 2026 At December 31, 2025 Debt   1,817    1,944  Fair value of cross currency basis swaps,  net of margin calls   (1)    —  Cash and cash equivalents   (158)    (120)  Net debt 1,658 1,824 17